Exhibit 10.60

WAIVER AGREEMENT

            This Waiver Agreement is entered into as of December 17, 2004 (the "Effective Date") by and among KFx Inc., a Delaware corporation (the "Company"), and Theodore Venners, the Chairman of the Board and Chief Executive Officer of the Company ("Venners").

            WHEREAS,a predecessor of the Company and Edward Koppleman, individually, as trustee of the Riverfront Trust, a Revocable Trust dated December 31, 1980, as trustee of F.H. Prince Trust, a Revocable Trust dated September 5, 1979, and as General Partner of KGM Associates, a California Limited Partnership (collectively, "Koppelman"), are parties to that certain Royalty Agreement dated December 29, 1992, as amended (the "Royalty Agreement") pursuant to which the Company agreed, among other things, to pay royalties to Koppelman in an amount equal to 25% of the license fee and royalty payments received by the Company under certain license arrangements;

            WHEREAS,capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Royalty Agreement;

            WHEREAS,the Company may pursue certain business transactions involving the licensing of its technology for purposes of K-Fuel Production;

            WHEREAS,such K-Fuel Production is expected to result in royalty payments payable to Koppelman's estate pursuant to the Royalty Agreement (the "Royalty Payments");

            WHEREAS,prior to his death, Koppelman bequeathed his rights to 50% of all Royalty Payments to Venners; and

            WHEREAS, Venners is a large shareholder in and CEO of the Company and wishes to waive his rights with respect to such Royalty Payments to address any actual or apparent conflict of interest that may arise between him and the Company.

            NOW, THEREFORE, for good and valid consideration, the receipt and adequacy of which are hereby acknowledged, Venners hereby waives all of his right, title and interest to any portion of the Royalty Payments payable to Koppelman's estate now or at any time in the future to the extent such Royalty Payments become payable as a result of the payments to the Company, K-Fuel LLC., a Delaware limited liability company ("K-Fuel LLC") or any affiliated entities, pursuant to the K-Fuel Technology License Agreement dated as of December 17, 2004, between K-Fuel LLC and Cook Inlet Coal LLC, a Delaware limited liability company.  The above referenced waived Royalty Payments are referred to below as the "Waived Payments."

            In furtherance of the purpose of the foregoing waiver, Venners agrees to use his best efforts to cause Koppelman's estate to agree to the terms of this Waiver Agreement, and to confirm in writing a reduction in the amount of Royalty Payments otherwise payable to  Koppelman's estate by the Company in the amount of the Waived Payments.  Regardless of the foregoing, Venners will prompt transfer to the Company any Waived Payments he receives without any further consideration.

            This Waiver Agreement and the rights and obligations hereunder shall apply to, bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, transferees, successors-in-interest and assigns.

            This Waiver Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the Company and Venners have executed this Waiver Agreement as of the date first above written.

Company:

KFx INC.

By: /s/ C. Scott Hobbs
       C. Scott Hobbs
       President and COO

Venners:

 /s/ Theodore Venners
THEODORE VENNERS

[SIGNATURE PAGE TO WAIVER AGREEMENT]